Exhibit 4.1

                           CERTIFICATE OF DESIGNATION
                     PREFERENCES, RIGHTS AND LIMITATIONS OF
                           SERIES B PREFERRED STOCK OF
                       AMERICAN INDEPENDENT NETWORK, INC.

          (Pursuant to Section 151(g) of the General Corporation
                       Law of the State of Delaware)

     AMERICAN INDEPENDENT NETWORK, INC. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

     Pursuant to authority vested in this Board of Directors by Article IV of the Corporation's Certificate of Incorporation, as amended, the Board of Directors of the Corporation has duly adopted the following recitals, and resolutions:

     WHEREAS, this corporation is authorized by its Certificate of Incorporation, as amended, to issue 10,000,000 shares of Preferred Stock. Issuable from time to time in one or more series; and

     WHEREAS, this Board of Directors is authorized to determine the rights. preferences, privileges and restrictions granted to or imposed upon any such series, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

     WHEREAS, this Board of Directors desires, pursuant to its authority as aforesaid, to issue and to determine and fix the rights, preferences, privileges and restrictions relating to the second series of said Preferred Stock. and the number of shares constituting and the designation of said series.

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to the second series of Preferred Stock, as follows:

     1. DESIGNATION. The series of Preferred Stock provided for by this resolution shall be designated "9% Convertible Redeemable Series B Preferred Stock" (hereafter referred to as "Series B Stock").

     2. AUTHORIZATION. The number of shares constituting the Series B Stock shall be 1,000,000 shares.

     3. RANK. The Series B Stock shall. with respect to dividend rights, rights on redemption, rights on conversion and rights on liquidation, winding up and dissolution, rank senior to all warrants and options to purchase Common Stock established by the Board of Directors or the Stockholders (all of such equity securities of the Corporation to which the Series B Stock ranks senior are collectively referred to herein as "Junior Stock").

     4. DIVIDENDS. The holders of outstanding Series B Stock shall be entitled to receive, in preference to the holders of any Junior Stock in any fiscal year, when and as declared by the Board of Directors, dividends at the annual rate of $0.585 per share of Series B Stock, and no more, payable in cash quarterly, on the 30th day of March, June, September and December, to holders of Series B Stock of record on a date not more than 60 nor fewer than 10 days preceding each respective payment date as specified by the Board of Directors or, if not so specified, as provided by law, out of any assets at the time legally available therefor. Dividends shall accrue on each share of Series B Stock from the date of its original issuance and shall accrue from day to day, whether or not earned or declared. Dividends shall be cumulative so that if dividends in respect of any previous quarterly dividend period at that annual rate per share shall not have been paid on or declared and set apart for all shares of Series B Stock at the time outstanding, the deficiency shall be fully paid on or declared and set apart for those shares before the corporation makes any distribution (as defined below) to holders of Common Stock. "Distribution" in this paragraph 4 means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in Junior Stock as to dividends or assets) or the purchase or redemption of shares of the corporation for cash or property (except such Junior Stock), including any such transfer, purchase or redemption by a subsidiary of the corporation.

     5. LIQUIDATION PREFERENCE. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B Stock shall be entitled to receive, out of the assets of the Corporation, whether those assets are capital or surplus of any nature, an amount equal to $10.00 per share of Series B Stock, plus all accrued and unpaid dividends on the date of that distribution, and no more, before any payment shall be made or any assets distributed to the holders of Junior Stock, and the remaining assets shall be distributed ratably to the holders of Junior Stock. If upon liquidation, dissolution, of winding up of the Corporation the assets thus distributed among the holders of Series B Stock shall be insufficient to permit the payment to those stockholders of the full preferential amounts, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series B Stock.

     A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up, within the meaning of this paragraph.

     6. NO VOTING RIGHTS. Only shares of Common Stock shall entitle the holder thereof to vote on matters requiring approval of the stockholders of the Corporation. Series B Stock shall not, except as otherwise may be provided by law, be entitled to vote on the election of directors or any other matter.

     7. REDEMPTION RIGHTS. The Corporation. at the option of the Board of Directors, may at any time or from time to time after July 24, 1999 redeem the whole or any part of Series B Stock by converting each outstanding share of Series B Stock into two shares of Common Stock ("Redemption Shares"). In the event less than all the outstanding Series B Stock is redeemed, the number of shares to be redeemed and the method of effecting such redemption, which shall be pro rata, shall be determined by the Board of Directors of the Corporation, with such adjustments as may be reasonably necessary to eliminate the redemption of fractional interests.

     Notice of every proposed redemption of Series B Stock shall be given not more than 60 and not less than 30 days prior to any redemption date ("Redemption Date") set by the Board of Directors for the redemption of shares of Series B Stock pursuant to this paragraph. Such notice shall be given to each holder of record of Series B Stock by mail, postage prepaid, addressed to each holder at his or her post office address as shown by the records of the Corporation. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives such notice. Failure to give such notice by mail, or any defect in such notice, to any holder of Series B Stock designated for redemption shall not affect the validity of the proceedings for the redemption of other shares of Series B Stock.

     On or after the Redemption Date, each holder of Series B Stock called for redemption shall surrender his or her certificate or certificates evidencing Series B Stock to be redeemed to the Corporation at the place designated in such notice and shall thereupon be entitled to receive the Redemption Shares. In case less than all of the shams represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     8.   CONVERSION RIGHTS.

          (a) Each holder of Series B Stock may at any time following the earlier of (i) the completion of any merger or other business combination by the Corporation wherein a controlling interest in the Corporation is acquired by another entity or (ii) July 24, 1999 upon surrender of the certificates therefor, convert any or all of such holder's Series B Stock into fully paid and non-assessable Common Stock of the Corporation, at the rate of two shares of Common Stock for each share of Series B Stock so surrendered for conversion, subject to adjustment as provided hereinafter. Such option to convert shall be exercised by surrendering for such purpose to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Common Stock or Series B Stock, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and at the time of such surrender, the person exercising such option to convert shall be deemed to be the holder of record of Common Stock issuable on such conversion, notwithstanding that the share register of the Corporation shall then be closed or the certificates representing such shares of Common Stock shall not then be actually delivered to such person.

          (b) The number of shares of Common Stock into which Series B Stock may be converted shall be subject to adjustment from time to time in certain cases as follows:

               (i) The Corporation shall be entitled to make such further adjustments as it considers advisable in order that any event treated for federal income tax purposes as a dividend or other distribution of stock or stock rights will not be taxable, so far as practicable, to the recipient of such dividends or distributions.

          (c) Whenever the amount of Common Stock deliverable upon the conversion of Series B Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall forthwith file, at its principal executive office and with any transfer agent or agents for Series B Stock and for its Common Stock, a statement stating the adjusted amount of its Common Stock or other securities deliverable per Series B Stock and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

          (d) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, the full number of shares of Common Stock deliverable upon the conversion of all the then outstanding shares of Series B Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such shares of Common Stock upon the conversion of shares of Series B Stock.

          (e) No fractional shares of Common Stock shall be issued upon conversion of Series B Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

     9. EXCLUSION OF OTHER RIGHTS. Except as herein provided or as may otherwise be required by law, the shares of Series B Stock shall not have any preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution and in the Certificate of Incorporation of the Corporation.

     IN WITNESS WHEREOF, AMERICAN INDEPENDENT NETWORK, INC. has caused this Certificate of Designation to be signed by its President and Secretary this 30th day of August, 1996.

                              AMERICAN INDEPENDENT NETWORK. INC.


                              By:  /S/ RANDY MOSELEY
                                   ---------------------------------
                                   Randy Moseley
                                   President and Secretary